Exhibit 99.1

SOTHEBY’S NAMES TAD SMITH PRESIDENT AND CHIEF EXECUTIVE OFFICER
Domenico De Sole Elected Chairman of the Board of Directors

NEW YORK, 16 March 2015 - Sotheby’s (NYSE: BID) today announced that its Board of Directors has concluded its CEO search and appointed Tad Smith as President and Chief Executive Officer, effective March 31, 2015. Smith will also join the Sotheby’s Board of Directors. He succeeds William F. Ruprecht who has served as CEO since 2000.

Smith, 49, has been President and Chief Executive Officer of the Madison Square Garden Company since February 2014. In this role, he oversaw the overall strategy and day-to-day operations of MSG Sports, MSG Media, and MSG Entertainment.

Sotheby’s also announced it will separate the roles of Chairman and Chief Executive Officer and that the Board has elected Lead Independent Director Domenico De Sole to succeed Ruprecht as Chairman of the Board.

“Tad Smith’s appointment is the result of a thorough search process to identify an extraordinary leader to build on Sotheby’s strengths,” said De Sole. “The Board is unanimous in its view that Tad is the ideal CEO for the Company. He is a proven leader and value creator with CEO experience, strategic vision, brand-building expertise, an ability to understand and serve client needs, and a track record of driving revenue and profit growth. He also has a passion for art and collectibles. We welcome him to Sotheby’s. On behalf of the Board, I also want to thank Bill Ruprecht for his exemplary service over the past 35 years. We deeply appreciate all he has done to put Sotheby’s in a strong position for continued success.”

Smith said, “With its strong relationships in the art world, trusted brand, and exceptional team, Sotheby's has a very bright future. I am thrilled to join the company and look forward to tapping my experiences from related industries to help develop and implement its growth strategy, accelerate adoption of new technologies, allocate capital effectively, and drive the creation of sustainable shareholder value in the coming years.”

Conference Call Information
Sotheby's will host a conference call at 9:00 AM ET on March 16, 2015, to discuss the announcement. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 8369297.
The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby's web site at http://investor.shareholder.com/bid/events.cfm.

About Tad Smith
Tad Smith most recently served as President and CEO of The Madison Square Garden Company.  He was previously President, Local Media at Cablevision Systems Corporation, where he was responsible for Cablevision Media Sales, News 12 Networks, and Newsday Media Group. Prior to joining Cablevision in 2009, Smith was at Reed Elsevier Group PLC, a worldwide provider of business information, where he was most recently CEO of its U.S. business-to-business division, Reed Business Information (RBI).  Before joining Reed Elsevier in 2000, he was an internet executive at Starwood Hotels and Resorts, a corporate executive in New York and London for music company BMG Entertainment, and also advised companies on strategy and performance improvement in McKinsey & Company’s Los Angeles office.  Smith received a Master of Business Administration from Harvard Business School and a Bachelor of Arts from Princeton University's Woodrow Wilson School of Public and International Affairs.  He is currently an Adjunct Professor at the Stern School of Business at New York University, where he has taught the popular course Strategy and Finance for Entertainment, Media, and Technology Companies to more than 800 students over the past 15 years.

About Sotheby's
Sotheby's has been uniting collectors with world-class works of art since 1744. Sotheby's became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby's presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby's BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby's offers collectors the resources of Sotheby's Financial Services, the world's only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Contemporary Art department, as well as Sotheby's Diamonds and Sotheby's Wine. Sotheby's has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange.

Forward-Looking Statements
This release contains certain "forward-looking statements" (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the "forward-looking statements" include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

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CONTACT:
New York | Lauren Gioia
Lauren.Gioia@Sothebys.com | +1 212 606 7176

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